                                                                  EXHIBIT (c)(4)

Discussion Materials for the Board of Directors             [MORGAN JOSEPH LOGO]

                                                               November 11, 2003


PROJECT SPAWN

                                                                    Confidential

Disclaimer

- The following materials (the "Presentation") were prepared for the Special Committee of the Board of Directors of Sylvan Inc. ("Sylvan" or the "Company") which has requested that Morgan Joseph & Co. Inc. ("Morgan Joseph") provide its opinion as to the fairness, from a financial point of view, to the shareholders of the Company, excluding Dennis Zensen, Virgil Jurgensmeyer, Roger Claypoole, Snyder Associated Companies, Inc., and SAC Holding Company, of the consideration to be paid by a group formed by Snyder Associated Companies, Inc. and selected others (the "Acquiror") in connection with the proposed acquisition of the Company (the "Proposed Transaction").

- In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. While we have visited certain of the Company's locations, we have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of the assets or liabilities of the Company. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions (or the bases therefor) upon which our opinion is based.

- These materials are not intended to represent an opinion, but rather to serve as discussion materials for the Board to review and as a basis upon which Morgan Joseph may render an opinion. These materials do not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the Company or its shareholders as to any action it should take regarding the Proposed Transaction. These materials may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.

- The following materials are based upon Morgan Joseph's analysis of the Proposed Transaction as of November 11, 2003. In the event of material changes to the terms and conditions of the Proposed Transaction upon which these materials are based, the enclosed analysis and our conclusions may be affected.

- Certain portions of the enclosed analysis are based upon projected financial results. Any projected financial results are based upon analyst forecasts, internal projections and discussions with management of the Company. A number of factors, including industry conditions, changes in costs, labor issues and other factors which are beyond the scope of these projections and out of the control of the Company, the Acquiror and Morgan Joseph may cause actual results to differ materially from these projections. Material changes in the projections may affect the conclusions derived from our analysis.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/2

Table of Contents

1.  INTRODUCTION

2.  SUMMARY OF PROPOSED TRANSACTION

3.  SUMMARY BACKGROUND OF PROPOSED TRANSACTION

4.  OVERVIEW OF THE COMPANY

5.  OVERVIEW OF THE ACQUIROR

6.  ANALYSIS OF PROPOSED TRANSACTION

APPENDIX

A. DESCRIPTIONS OF COMPARABLE COMPANIES

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/3

1/Introduction

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/4

Introduction

- Morgan Joseph & Co. Inc. ("Morgan Joseph") has been retained by the Special Committee of the Board of Directors of Sylvan Inc. (the "Company") and requested to render its opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company, excluding Dennis Zensen, Virgil Jurgensmeyer and Roger Claypoole, pursuant to the proposed sale to a group formed by Snyder Associated Companies, Inc. (the "Acquiror") of all of the Common Stock of the Company (the "Proposed Transaction").

- In conducting our analysis and arriving at our opinion, we have reviewed and analyzed, among other things, the following:

      - The draft Agreement and Plan of Merger dated November 10, 2003 (the "Agreement");

      - The Company's Annual Reports on Form 10-K for each of the fiscal years in the three-year period ended December 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and September 28, 2003 (draft as of November 6, 2003);

      -     The indications of interest received by the Company;

      - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock;

      - Certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections prepared and provided to us by management of the Company;

      - Certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

      - The financial terms of certain recent business combinations which we believe to be relevant to the Proposed Transaction.

- We have also interviewed certain senior officers of the Company concerning the business and operations, assets, present condition and prospects of the Company, visited certain of the Company's locations and undertook such other studies, analyses and investigations as we deemed appropriate.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/5

Introduction

      - The Acquiror has proposed to purchase all the outstanding shares of Common Stock, par value $0.001 per share. After the proposed transaction, Sylvan will become a privately held company.

      - All shareholders will receive $12.25 in cash for each share of Common Stock held, or $64.2 million in aggregate. Merger consideration of $12.25 per share, plus assumed net debt as of September 28, 2003 of $31.4 million (including minority interest of $2.2 million), implies an enterprise value for the Proposed Transaction of $95.6 million.

      -     Process:

            -     Sign the definitive merger agreement on November 11, 2003;

            -     File proxy statement with SEC by November 28, 2003;

            - Receive approval from the SEC and mail proxies to the stockholders by December 26, 2003;

            - Hold special meeting and stockholder vote by the middle of February; and

            - Proposed Transaction closes; a subsidiary created by the Acquiror merges with and into Sylvan pursuant to a reverse triangular merger by the end of February 2004.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/6

2/SUMMARY OF PROPOSED TRANSACTION

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/7

Summary of Proposed Transaction

Summary of Key Terms of the Proposed Transaction

CONSIDERATION:              - $12.25 cash consideration for Sylvan's Common
                              Stock



TRANSACTION STRUCTURE:      - Reverse triangular merger


PRINCIPAL CONDITIONS TO
CLOSING:                    - Approval by the Company's shareholders

                            - Material adverse change out

                            - Fiduciary out in the event of a Superior
                              Proposal (as determined by the Special Committee or the Board)

TERMINATION FEE:            - $2.0 million plus expense reimbursement of up to
                              $0.5 million

NON-COMPETITION:            - None

ESTIMATED CLOSING:          - End of February 2004

OTHER:                      - In connection with the execution of the definitive
                              agreement, certain shareholders will also execute an option agreement and voting agreements. The shareholders are Nelson Obus and affiliated entities (option agreement) and Steel Partners II, L.P.

                            - Dennis Zensen, CEO of the Company, will
                              contribute (all or part) of his shares in connection with the Proposed Transaction.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003/8

3 SUMMARY BACKGROUND OF PROPOSED TRANSACTION

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                             November 11, 2003 9

Summary Background of Proposed Transaction

MAY 14, 2002:               - Sylvan retains Lane Berry as advisor to the
                              Company and announces plans to explore strategic alternatives

MAY - SEPTEMBER 2002:       - Lane Berry conducts first marketing process

                              - 14 prospective strategic buyers: 0 bids

                              - 21 prospective financial buyers: 2 bids

                                - American Securities Capital Partners:
                                  $10.00 - $11.00/share

                                - Cadigan Investment Partners(1):
                                  $12.50 - $13.50/share

                                  - Based on 2003E Revenue and EBITDA of $88.9
                                    million and $16.5 million

OCTOBER 15, 2002:           - Company announces major share repurchase program
                              up to 1.3 million shares and completion of its review of strategic alternatives

                              - 333,321 shares repurchased in 2002 at an average
                                price of $10.60 (310,000 purchased following announcement of program)

                              - No shares purchased in 2003; program suspended

APRIL 16, 2003:             - Company announces it has received a non-binding
                              proposal from a management-led buyer group at $11.00/share with equity financing provided by the Snyder Associated Companies, Inc.

APRIL 23, 2003:             - Company forms a Special Committee and retains
                              Morgan Joseph as financial advisor to the Special Committee

(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 10

Summary Background of Proposed Transaction

MAY - JUNE 2003:            - Lane Berry and Morgan Joseph conduct second
                              marketing process

                              - 32 prospective strategic buyers: 0 bids

                              - 41 prospective financial buyers: 4 bids

                                - American Securities Capital Partners:
                                  $8.00/share

                                - Key Kosmont: $7.00-$9.00/share

                                - Lake Pacific Partners: $11.50/share

                                - The Tokarz Group(1): $10.00/share

JUNE 16, 2003:            - Management-led group withdraws proposal

JULY 21, 2003:            - Company signs exclusivity agreement with Lake
                            Pacific Partners

AUGUST 28, 2003:          - Lake Pacific Partners receives extension of
                            "exclusivity" and revises bid with two-tier offer

                              - $11.50/share for Insiders

                              - $12.00/share for Outsiders

OCTOBER 2, 2003:          - Lake Pacific Partners notifies Special Committee and
                            financial advisors that the source of $15.0 million of their financing has withdrawn their commitment.

OCTOBER 7, 2003:          - Lake Pacific Partners exclusivity expires


(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 11

Summary Background of Proposed Transaction

OCTOBER 29, 2003:           - The Snyder Associated Companies, Inc. expressed
                              interested in submitting an offer to acquire the Company at a price "higher" than $12.00/share.

NOVEMBER 5, 2003:           - The Snyder Associated Companies, Inc. orally
                              communicated an offer of $12.25/share to acquire the Company, with certain members of management, the Board of Directors, and other identified shareholders, including Dennis Zensen, Virgil Jurgensmeyer and Roger Claypoole, to be equity participants in the purchaser.

NOVEMBER 6, 2003:           - The counsel to the Special Committee, Davis Polk,
                              submitted a definitive agreement to the Snyder buyout group for comments and to begin formal negotiations.

                            - Lake Pacific Partners re-submits their prior
                              acquisition proposal with evidence of equity and debt financing. Lake Pacific expresses a desire to proceed expeditiously to closing with deadline to consummate a transaction by November 7, 2003.

NOVEMBER 7, 2003:           - Counsel to the Special Committee and counsel to
                              the Snyder buyout group reach substantial agreement on merger agreement.

NOVEMBER 9, 2003:           - Lake Pacific Partners orally communicated an offer
                              of $12.50/share to acquire the Company subject to reaching an agreement for Dennis Zensen to rollover 100% of his shares and also reaching agreement with respect to employment and other business matters in connection with the transaction.

NOVEMBER 11, 2003:          - Meeting of Special Committee to consider Snyder
                              acquisition proposal and Lake Pacific acquisition proposal. Board meeting to follow to consider and act on the recommendation of the Special Committee. Expected signing of definitive agreement.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 12

4 OVERVIEW OF THE COMPANY

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 13

COMPANY SUMMARY

                              COMPANY DESCRIPTION

The Company is a worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and spawn-related products and services. The Company, which operates through its subsidiaries, is also a grower of fresh mushrooms in the United States. The Company has two business segments: spawn products and fresh mushrooms. Spawn-related products include casing inoculum, nutritional supplements and disease-control agents. The fresh mushrooms segment is comprised of Quincy Farms, a large, regional producer of fresh mushrooms.

                           GENERAL COMPANY INFORMATION

MANAGEMENT

Dennis Zensen - Chairman, President and CEO
Donald Smith - CFO
Monir Elzalaki - Director; President of Sylvan America
Gregory Verhagen - President of Quincy Farms
Gary Walker - President of Sylvan Bioproducts, Inc.

BOARD OF DIRECTORS

Dennis Zensen (Chairman)
William L. Bennett (Monitor Company Group, L.P.)
Monir Elzalaki (President of Sylvan America)
Jeanine C. Heller (Independent Investor Relations Consultant)
Virgil H. Jurgensmeyer (Mid-West Custom Mixing Co.)
Nelson Obus (Wynnefield Capital, Inc.)

HEADQUARTERS: SAXONBURG, PENNSYLVANIA

                       SUMMARY FINANCIAL INFORMATION (a)


MARKET DATA AS OF 11/06/03

Stock Price                                     $    10.07

52-Week High                                    $    11.95      84.3%
52-Week Low                                     $     8.60     117.1%

FD Shares Outstanding                                  5.2
Equity Value                                          51.9
Enterprise Value ("EV")                               83.4

BALANCE SHEET DATA AS OF 9/28/03 (a)

Cash and Equivalents                            $      6.1
Debt                                                  35.4
Minority Interest                                      2.2

ESTIMATES (a), (b)
                                 $ IN MILLIONS    EV MULTIPLE
                                 -------------    -----------

FY 2003 Revenue                   $   95.9            0.9x
FY 2003 EBITDA                        13.1            6.4x

FY 2004 Revenue                   $   96.9            0.9x
FY 2004 EBITDA                        14.0            6.0x

(a) Millions, except per share data.

(b) Financial projections from the Company.


[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 14

OVERVIEW OF THE COMPANY

Business Overview

- Successor to the business of a Pennsylvania corporation that was chartered in 1937

- Worldwide producer and distributor of products for the mushroom industry, specializing in spawn and spawn-related products and services, and is a major grower of fresh mushrooms in the U.S.


-     The Company has two reportable business segments:

      -     Spawn Operations

            - Accounts for 71% of the Company's total sales in 2002 and 79% of its operating income.

            - Conducts operations through subsidiaries in North America, Europe, Australia and South Africa

            - Plant operations are conducted in: the United States, England, Ireland, the Netherlands, France, Hungary, Australia, South Africa and Canada

      -     Fresh Mushrooms Operations

            - Accounts for 29% of the Company's total sales in 2002 and 21% of its operating income

            - Operates a farm located in Quincy, Florida, one of the most modern and efficient mushroom production operations in North America

                  - Within Quincy operations are four satellite mushroom growing facilities; two commenced operations in mid-2001 and two commenced operations in early 2003

            - January 2000, Sylvan began selling all of its mushrooms to a leading U.S. mushroom marketing organization that packages and distributes them throughout the eastern United States

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 15

OVERVIEW OF THE COMPANY

Business Outlook


- Global "fresh" mushroom market is a mature industry growing at GDP growth rates

- Fresh producers in U.S. continue to struggle with high potential for further consolidation

- Certain international markets unstable and in state of transition/consolidation

      -     French growers benefiting from government subsidies

      -     Growers in Poland taking some market share away from Sylvan

      -     Overall European market mature

- Modest upside potential in bioproducts; however, no "break-out" products near-term

      -     Agaricus Blazei sales up due to Japanese demand for tea product

      - Red Yeast Rice revenue well above forecast due to strong GNC demand in Q2

      - Company pursuing new sales channels for bioproducts (Whole Foods, Wild Oats, Vitamin Shoppes, etc.)

- Company maintaining strong market position with strategic initiatives to increase volume:

      -     JV operations in Mexico

      -     "Satellite" growing opportunities for farmers


- Few catalysts likely to significantly increase overall demand for fresh mushrooms and therefore spawn

- Recent initiatives to lower prices in an effort to increase volume yielded limited success due to competitors following Sylvan

- Limited capital requirements going forward to maintain world-class infrastructure and support projected global demand

[MORGAN JOSEPH LOGO] PROJECT SPAWN PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003 16

Overview of the Company

Summary Ownership Profile

                                                                                       TOTAL
                                                                                      PERCENTAGE    DILUTED     PERCENTAGE
REPORT DATE                          HOLDER NAME                     SHARES HELD (1)  OF TOTAL     SHARES (6)   OF TOTAL
-----------                          -----------                     ---------------  --------     ----------   ---------
Insider Holdings

8/21/2003            Nelson Obus - Director                           1,069,886 (2)    20.75%      1,080,886      18.18%
8/21/2003            Dennis C Zensen - Chairman, President and CEO      694,128 (3)    13.46%        724,128      12.18%
8/21/2003            Virgil H. Jurgensmeyer - Director                   20,000         0.39%         55,000       0.92%
8/21/2003            Monir K. Elzalaki - Director & Pres.
                        of Sylvan America                                11,061         0.21%         56,061       0.94%
8/21/2003            William L. Bennett - Director                        8,880 (4)     0.17%         24,880       0.42%
8/21/2003            Jeanie Heller - Director                             1,000         0.02%         17,000       0.29%
8/21/2003            Donald A. Smith - CFO                                    0         0.00%         33,668       0.57%
8/21/2003            All Others                                          48,645         0.94%        241,440       4.06%
                                                                      ---------       ------       ---------     ------
                                                                      1,853,600        35.96%      2,233,063      37.55%
5% Owners

3/31/2003            Steel Partners                                     537,772        10.43%        537,772       9.04%
                                                                      ---------       ------       ---------     ------
                                                                        537,772        10.43%        537,772       9.04%
Other Institutions

6/30/2003            Dimensional Fund Advisors                          397,676         7.71%        397,676       6.69%
6/30/2003            Manning & Napier Advisors                          199,925         3.88%        199,925       3.36%
6/30/2003            Paradigm Capital Mgmt (cl King & Associates)       170,100         3.30%        170,100       2.86%
6/30/2003            Gabelli Funds Llc                                  143,000         2.77%        143,000       2.40%
6/30/2003            Fidelity Mgmt & Research Co                        142,100         2.76%        142,100       2.39%
6/30/2003            Loeb Arbitrage Management Inc.                     115,110         2.23%        115,110       1.94%
                                                                      ---------       ------       ---------     ------
                                                                      1,167,911        22.66%      1,167,911      19.64%
                     Total Holders Identified                         3,559,283        69.04%      3,938,746      66.23%
                                                                      =========       ======       =========     ======
                     Retail Holdings & Other Institutions             1,595,848        30.96%      2,007,925      33.77%
                     Total Shares Outstanding (5)                     5,155,131       100.00%      5,946,671     100.00%
                                                                      =========       ======       =========     ======

(1)   Based on Computershare Analytics and Company filings.

(2) Mr. Obus is President of Wynnefield Capital, Inc. and a member of Wynnefield Capital Management.

(3)   Owned by Mr. and Mrs. Zensen as joint tenants.

(4) Includes 2,000 shares held in Mr. Bennett's 401(k) account and 880 shares held by trusts for the benefit of his children. (5) Share count from draft 10-Q for the quarter ended Sept. 28, 2003.

(6)   Includes 791,540 options from 12/31/02 10-K.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 17

Price and Volume Graph

                    [LINE GRAPH DEPICTING PRICE AND VOLUME]

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 18

Volume Traded

                                   SYLVAN INC.
     VOLUME WEIGHTED AVERAGE PRICE OF SHARES TRADED FROM 11/6/01 TO PRESENT

                                                                                  CUMULATIVE
                                                                 -----------------------------------------------
                    DAYS     % OF TOTAL              % OF TOTAL      DAYS     % OF TOTAL              % OF TOTAL
    TRADING      DAILY AVG.     DAYS        TRADING    TRADING    DAILY AVG.     DAYS       TRADING     TRADING
     RANGE        IN RANGE     TRADED       VOLUME     VOLUME      IN RANGE     TRADED       VOLUME      VOLUME
     -----        --------     ------       ------     ------      --------     ------       ------      ------
 $9.00 - $9.25       7          1.3%        14,400      0.3%            7        1.3%         14,400      0.3%
 $9.25 - $9.50       1          0.2%         7,000      0.1%            8        1.5%         21,400      0.4%
 $9.50 - $9.75      10          1.9%        27,400      0.6%           18        3.4%         48,800      1.0%
 $9.75 - $10.00     32          6.1%       175,914      3.7%           50        9.6%        224,714      4.7%
$10.00 - $10.25     61         11.7%       415,870      8.7%          111       21.2%        640,584     13.4%
$10.25 - $10.50     65         12.4%       214,994      4.5%          176       33.7%        855,578     17.9%
$10.50 - $10.75     32          6.1%       286,568      6.0%          208       39.8%      1,142,146     23.9%
$10.75 - $11.00     29          5.5%       344,400      7.2%          237       45.3%      1,486,546     31.1%
$11.00 - $11.25     59         11.3%     1,378,600     28.9%          296       56.6%      2,865,146     60.0%
------   ------     --         ----      ---------     ----           ---       ----       ---------     ----
$11.25 - $11.50     67         12.8%       176,700      3.7%          363       69.4%      3,041,846     63.7%
$11.50 - $11.75     40          7.6%       503,100     10.5%          403       77.1%      3,544,946     74.2%
$11.75 - $12.00     30          5.7%       347,400      7.3%          433       82.8%      3,892,346     81.5%
$12.00 - $12.25      7          1.3%       124,100      2.6%          440       84.1%      4,016,446     84.1%
======   ======     ==          ===        =======      ===           ===       ====       =========     ====
$12.25 - $12.50     13          2.5%       219,900      4.6%          453       86.6%      4,236,346     88.7%
$12.50 - $12.75     49          9.4%       282,700      5.9%          502       96.0%      4,519,046     94.6%
$12.75 - $13.00     14          2.7%       190,800      4.0%          516       98.7%      4,709,846     98.6%
$13.00 - $13.25      6          1.1%        51,600      1.1%          522       99.8%      4,761,446     99.7%
$13.25 - $13.50      1          0.2%        13,200      0.3%          523      100.0%      4,774,646    100.0%
                   ===         ====      =========     ====
TOTAL:             523          100%     4,774,646      100%

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                         November 11, 2003 / 19

Recent Quarter Earnings Announcement

                                              NINE MONTHS ENDED ($ IN MILLIONS)
                                              ---------------------------------
                                                 3Q03       3Q02     VARIANCE
                                                 ----       ----     --------
Revenue                                         $ 69.8     $ 64.6     $  5.2
Cost of Sales                                     44.0       38.2        5.7
                                                ------     ------     ------
      Gross Profit                                25.8       26.3       (0.5)

SG&A                                              16.5       15.6        0.9

EBITDA                                             9.4       10.8       (1.4)
Depreciation and Amortization                      4.8        4.4        0.4
                                                ------     ------     ------
EBIT                                               4.5        6.3       (1.8)
Other Income                                       0.1        0.1        0.1
Interest Expense, Net                              1.2        1.4       (0.1)
                                                ------     ------     ------
      EBT                                          3.4        5.0       (1.7)

Income Tax Expense                                 1.1        1.7       (0.5)

Minority Interest                                  0.1        0.1        0.1
                                                ------     ------     ------
Net Income from Continuing Operations           $  2.1     $  3.3     $ (1.2)
                                                ======     ======     ======

Earnings Per Share from Continuing Operations   $ 0.41     $ 0.60     $(0.19)

Fully-Diluted Shares Outstanding                   5.2        5.5

Source: Company Press Release.

3Q03 VS. 3Q02

      - Consolidated operating income for the nine-months ended September 28, 2003 decreased 29%, when compared to the corresponding 2002 period, reflecting a 14% decrease in operating income from the Spawn Products Segment, a 1% increase in operating income from the Fresh Mushrooms Segment and a 23% increase in unallocated corporate expenses.

      - The increase in corporate expenses during the 2003 nine-month period was related to the recording of a net periodic pension expense of $502,000.

      - Net sales of spawn and spawn-related products increased 4% due to a weaker U.S. dollar on overseas sales that was partially offset by a 6% decrease in spawn product sales volume.

      - Net sales of fresh mushrooms increased during the first nine months of 2003 to $21.9 million, as compared with $18.8 million for the corresponding period of 2002, reflecting a 7% increase in the number of pounds sold and a 1% increase in the average selling price per pound.

      - Operating income of the fresh mushrooms segment for the first nine-months of 2003 was $2.0 million, which is 1% higher than the amount reported for the first nine months of 2002.


[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                         November 11, 2003 / 20

Overview of the Company

Summary Income Statement

                                            FISCAL YEAR
                                      ENDED DECEMBER, (1), (2)                  PROJECTED FISCAL YEAR ENDING DECEMBER, (1),(2), (3)
                                      -----------------------                   ---------------------------------------------------
                                                                 LTM ENDED
                                                        2003E    9/28/2003
                                     2001     2002      (2)         (2)          2004      2005       2006       2007       2008
                                     ----     ----      ---         ---          ----      ----       ----       ----       ----
Net sales                          $85,911   $88,192   $95,857    $93,401       $96,852   $97,670   $100,600   $103,618   $106,727
Operating costs and expenses
   Cost of sales                    49,818    52,109    61,344     57,835        61,461    61,795     61,869     62,171     64,036
   Selling and
    administration                  17,806    19,216    20,472     20,115        20,388    20,495     21,020     21,624     22,245

   Research and development          1,721     1,965     1,244      1,965         1,250     1,250      1,308      1,347      1,387
   Depreciation and
    amortization                     5,575     5,842     6,268      6,234         6,323     5,996      5,726      5,510      5,340
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
                                    74,920    79,132    89,328     86,149        89,422    89,536     89,923     90,652     93,008
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
Operating income                    10,991     9,060     6,529      7,252         7,430     8,134     10,677     12,966     13,719
Interest expense, net                2,532     1,865     1,524      1,723         1,385     1,015        620        170       (335)
Other income (expense)                 (19)       (3)      --          57            --        --         --         --         --
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
Income before income taxes           8,440     7,192     5,005      5,586         6,045     7,119     10,057     12,796     14,054
Income taxes                         2,490     2,406     1,656      1,884         2,116     2,492      3,520      4,479      4,919
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
Income before minority interest      5,950     4,786     3,349      3,703         3,929     4,627      6,537      8,317      9,135
Minority interest                      121       117       184        203           117       117        117        117        117
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
Net income                         $ 5,829   $ 4,669   $ 3,165    $ 3,500       $ 3,812   $ 4,510   $  6,420   $  8,200   $  9,018
                                   =======   =======   =======    =======       =======   =======   ========   ========   ========

   Earnings per share              $  1.05   $  0.86   $  0.59    $  0.65       $  0.71   $  0.84   $   1.20   $   1.53   $   1.68
   Diluted WASO                      5,552     5,455     5,370      5,370         5,370     5,370      5,370      5,370      5,370

EBITDA (4)                         $17,200   $14,876   $13,080    $13,486       $13,953   $14,130   $ 16,603   $ 18,676   $ 19,259

Maintenance Cap Ex                 $ 4,100   $ 3,400   $ 3,850    $ 3,100       $ 3,850   $ 3,850   $  3,850   $  3,850   $  3,850
Expansionary Cap Ex                  4,644     2,744        --      2,876            --        --         --         --         --
                                   -------   -------   -------    -------       -------   -------   --------   --------   --------
   Total Cap Ex                    $ 8,744   $ 6,144   $ 3,850    $ 5,976       $ 3,850   $ 3,850   $  3,850   $  3,850   $  3,850

Revenue growth                         0.0%      2.7%      8.7%       n/a           1.0%      0.8%       3.0%       3.0%       3.0%
EBITDA margin                         20.0%     16.9%     13.6%      14.4%         14.4%     14.5%      16.5%      18.0%      18.0%
Operating income margin               12.8%     10.3%      6.8%       7.8%          7.7%      8.3%      10.6%      12.5%      12.9%
Income before income taxes margin      9.8%      8.2%      5.2%       6.0%          6.2%      7.3%      10.0%      12.3%      13.2%
Net income margin                      6.8%      5.3%      3.3%       3.7%          3.9%      4.6%       6.4%       7.9%       8.4%
Effective tax rate                    29.5%     33.5%     33.1%      33.7%         35.0%     35.0%      35.0%      35.0%      35.0%

(1) The Company maintains its accounting records on a 52-53 week fiscal year ending the Sunday nearest December 31. All of the above fiscal years are 52 weeks.

(2)   Excludes non-recurring expenses.

(3) Based upon management estimates dated September 23, 2003. Includes public company expenses. Assumes an Euro to U.S. Dollar exchange rate of 1.09 and a normalized tax rate of 35%.

(4) EBITDA = operating income plus depreciation and amortization. 2001-2002 EBITDA includes amortization embedded in other line items.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/22

Overview of the Company

Balance Sheet

                                             DEC. 31, 2000      DEC. 30, 2001     DEC. 29, 2002    JUN. 29, 2003      SEPT. 28, 2003
                                             -------------      -------------     -------------    -------------      --------------
ASSETS:
Current assets:
   Cash and cash equivalents                 $   5,371           $   5,072           $   5,624        $   4,504          $   6,118
   Trade accounts receivable                    12,740              13,133              14,399           14,709             15,095
   Inventories                                  10,398              10,119              11,425           12,831             12,010
   Prepaid income taxes and other expenses       1,420               1,437               1,495            2,066              2,181
   Other current assets                          1,634               4,206               1,494            1,472              1,731
                                             ---------           ---------           ---------        ---------          ---------
      Total current assets                      31,563              33,967              34,437           35,582             37,135

Property, plant and equipment:
   Land and improvements                         3,693               3,711               3,987              n/a                n/a
   Buildings                                    35,540              38,021              43,699              n/a                n/a
   Equipment                                    48,072              51,014              56,895              n/a                n/a
                                             ---------           ---------           ---------        ---------          ---------
      Total property, plant and
       equipment                                87,305              92,746             104,581              n/a                n/a

      Less: accumulated depreciation           (34,769)            (38,470)            (45,794)             n/a                n/a
                                             ---------           ---------           ---------        ---------          ---------
      Total property, plant and
       equipment, net                           52,536              54,276              58,787           60,132             59,640
Intangible assets                               11,899              11,036              12,321           13,104             13,197
Other assets                                     9,776               7,811               1,261            1,066              1,187
                                             ---------           ---------           ---------        ---------          ---------
TOTAL ASSETS                                 $ 105,774           $ 107,090           $ 106,806        $ 109,884          $ 111,159
                                             =========           =========           =========        =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Current portion of long-term debt         $     192           $   2,430           $     223        $     163          $     122
   Accounts payable - trade                      4,108               3,833               3,895            4,138              3,835
   Accrued salaries, wages and employee          2,580               2,956
    benefits                                     2,653               2,635               2,771
   Other accrued liabilities                       896                 905               1,413            1,794              2,099
   Income taxes payable                            690                 942               1,545            1,202              1,344
                                             ---------           ---------           ---------        ---------          ---------
      Total current liabilities                  8,539              10,745               9,847            9,877             10,356
Long-term and revolving-term debt               39,871              37,255              38,162           36,140             35,260
Other long-term liabilities:
   Other employee benefits                       1,056               1,362               9,538            9,770              9,811
   Other                                         5,215               5,162                 256              289                324
                                             ---------           ---------           ---------        ---------          ---------
      Total other long-term liabilities          6,271               6,524               9,794           10,059             10,135
Minority interest                                1,559               1,680               1,741            2,122              2,176
Total shareholders' equity                      49,534              50,886              47,262           51,686             53,232
                                             ---------           ---------           ---------        ---------          ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 105,774           $ 107,090           $ 106,806        $ 109,884          $ 111,159
                                             =========           =========           =========        =========          =========

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/22

5 OVERVIEW OF THE ACQUIROR

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/23

Overview of the Acquiror

- The Acquiror has been actively acquiring companies in a variety of industries since 1941 and currently maintains eleven separate operating segments that employ more than 450 people.


- The Acquiror was formally founded in 1975 in Kittening, Pennsylvania to provide management services for all Snyder subsidiaries.


- The Acquirer's subsidiaries operate in a broad range of businesses, including construction, mining, industrial equipment, energy, and agriculture.

- The Acquiror is partnered with Creekside Mushrooms, Ltd., which is the world's largest underground mushroom farm and owner of Moonlight(R) Brand mushrooms.


-     Founders include:

      -     Charles H. Snyder Sr. - Chairman of Snyder Associated Companies,
            Inc.

            -     1941 - PRESENT C.H. Snyder Co. Inc.

            -     1974 - PRESENT Bauer Company Inc.

      -     Elmer A. Snyder

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/24

6/ANALYSIS OF PROPOSED TRANSACTION

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/25

Analysis of Proposed Transaction

 Summary Transaction Multiples

           CALCULATION OF TRANSACTION VALUE

Offer Price                                $ 12.25

Sylvan Diluted Shares Outstanding (1)          5.2

Equity Value                               $  64.2
Net Debt (2)                                  31.4
                                           -------
Enterprise Value                           $  95.6
                                           =======

(1) Fully diluted shares outstanding based on the treasury stock method.

(2) Includes minority interest of $2.2 million.

            IMPLIED TRANSACTION MULTIPLES

                       SYLVAN         EV
                      ESTIMATES    MULTIPLE
                      ---------    --------
LTM 9/28/03

Revenue              $  93.4         1.0x
EBITDA                  13.5         7.1x

FY 2003 ESTIMATE

Revenue              $  95.9         1.0x
EBITDA                  13.1         7.3x

FY 2004 ESTIMATE

Revenue              $  96.9         1.0x
EBITDA                  14.0         6.9x

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/26

Analysis of Proposed Transaction

Historical Stock Trading Analysis

                          OFFER PRICE PREMIUM ANALYSIS
                   RELATIVE TO HISTORY AS OF NOVEMBER 6, 2003

Offer Price:     $12.25

125%                      April 15, 2003 (1)                            $ 9.82
107%              of      May 13, 2002 (2)                               11.44

142%              of      52 Week Low Trading - March 19, 2003            8.60
103%              of      52 Week High Trading - September 24, 2002      11.95

106%              of      Twelve-Month Average Closing Price             11.52
111%              of      Six-Month Average Closing Price                11.02
123%              of      One-Month Average Closing Price                 9.99

 65%              of      All Time Trading High - June 17, 1998          18.75
 75%              of      Five-Year High - December 28, 1998             16.37

(1)   Day prior to announcement of Sylvan management group buyout proposal.

(2) Day prior to press release indicating Sylvan's exploration of strategic alternatives.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/27

Analysis of Proposed Transaction

Valuation Summary

($ IN MILLIONS)                                   IMPLIED ENTERPRISE VALUE
                                    ---------------------------------------------------
                                              25TH                   75TH
VALUATION METHODOLOGY               LOW    PERCENTILE    MEDIAN   PERCENTILE       HIGH
---------------------               ---    ----------    ------   ----------       ----
COMPARABLE COMPANIES               $64.1    $ 69.9       $75.8      $ 89.4     $  103.0

COMPARABLE TRANSACTIONS             84.9      85.2        85.6        95.7        105.9

DISCOUNTED CASH FLOW                79.0      84.4        89.8        95.7        101.6

LEVERAGED BUY-OUT                   76.2       n/m         n/m         n/m         88.6

PROPOSED TRANSACTION                                     $95.6

                                           IMPLIED EQUITY VALUE PER SHARE
                                    -------------------------------------------------
                                             25TH                   75TH
VALUATION METHODOLOGY               LOW    PERCENTILE    MEDIAN   PERCENTILE     HIGH
---------------------               ---    ----------    ------   ----------     ----
COMPARABLE COMPANIES             $ 6.33    $ 7.47       $  8.60    $ 11.24     $ 13.88

COMPARABLE TRANSACTIONS           10.79     10.86         10.93      12.89       14.86

DISCOUNTED CASH FLOW               9.23     10.28         11.33      12.47       13.60

LEVERAGED BUY-OUT                  8.69       n/m           n/m        n/m       11.03

PROPOSED TRANSACTION                                     $12.25

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/28

Analysis of Proposed Transaction

Valuation Summary

- The valuation ranges implied by the techniques employed are summarized below, based on the following:

      -     LBO ANALYSIS - High and low values represent 20% and 30% IRRs

      - DCF ANALYSIS - Based on discount rates and EBITDA exit multiples of 12% - 14% and 5.0x - 6.5x

      - COMPARABLE TRANSACTION ANALYSIS (1) - Based on 2003E EBITDA and multiples of 6.5x - 8.1x

      - PUBLICLY-TRADED COMPARABLE COMPANY ANALYSIS (2) - Based on 2003E EBITDA and multiples of 4.9x - 7.9x

[BAR CHART DEPICTING IMPLIED ENTERPRISE VALUE]       [BAR CHART DEPICTING IMPLIED EQUITY VALUE PER SHARE]

- Based on best comparable transactions including: Savia acquiring Seminis, Inc., Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.

-     Based on best comparable companies including: BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/29

Analysis of Proposed Transaction

Comparable Companies Analysis

                                                              RANGE OF VALUATION MULTIPLES IMPLIED
                                                            BY COMPARABLE PUBLIC COMPANIES ANALYSIS
                                                         --------------------------------------------
                                             2003E
                                           OPERATING             25TH                   75TH
                                              DATA       LOW     PRTL        MEDIAN     PRTL     HIGH
                                              ----       ---     ----        ------     ----     ----
ENTERPRISE VALUE TO LTM:

         ALL COMPARABLES:
         EBITDA                                         4.0 x    5.1 x        6.2 x    9.1 x    12.0 x

         BEST COMPARABLES:
         EBITDA                                         4.9 x    5.3 x        5.8 x    6.8 x     7.9 x


                                                                 ($ IN MILLIONS)
                                                         --------------------------------------------
IMPLIED ENTERPRISE VALUE BASED
ON BEST COMPARABLES:

         EBITDA                            $  13.1    $  64.1   $ 69.9     $   75.8   $ 89.4  $  103.0

PROPOSED TRANSACTION ENTERPRISE VALUE                                      $   95.6
                                                                           --------


IMPLIED EQUITY VALUE BASED
ON BEST COMPARABLES:

         EBITDA                            $  13.1    $  6.33   $ 7.47     $   8.60   $11.24  $  13.88

PROPOSED TRANSACTION EQUITY VALUE/SHARE                                    $  12.25
                                                                           --------


[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/30

Analysis of Proposed Transaction

Comparable Companies Analysis

CAPITALIZATION & OPERATING DATA: (1)



($ millions, except per share data)
                                                             MARKET
                                                         CAPITALIZATION (2)
                                                        -------------------            LTM OPERATING
                                                                                           RESULTS
                                                % OF    EQUITY               -----------------------------------
                              TICKER   PRICE    52-WK     MKT    ENTERPRISE            EBITDA
COMPANY                       SYMBOL  11/6/03   HIGH      CAP      VALUE      SALES      (3)     EBIT    NET INC
-------                       ------  -------   ----      ---      -----      -----      ---     ----    -------
SYLVAN INC. (5)                 SYLN  $10.07    84.3%  $  51.9  $    83.4    $   93.4   $ 13.5  $   7.3  $  3.5
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.       ADM   14.35    99.3%  9,288.2   13,161.3    30,708.0  1,423.1    779.4   460.0
Bunge Limited                     BG   26.53    85.2%  2,660.7    5,853.7    18,397.0  1,093.0    912.0   373.0
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.      CQB   20.01   100.9%    826.4    1,134.0     2,858.5    144.0     97.0   (63.4)
Fresh Del Monte Produce Inc.     FDP   26.00    87.5%  1,489.5    1,459.6     2,395.5    298.0    234.9   246.3
Northland Cranberries, Inc.    NRCNA    0.50    46.7%     49.2       86.9        92.2     11.1      7.4     8.9
AG INPUTS
Delta and Pine Land Co.          DLP   24.03    94.3%    965.0      854.1       284.4     71.3     63.8    32.7
Hines Horticulture, Inc.        HORT    4.10    91.7%     90.8      326.5       332.1     52.4     43.5    18.9
PROTEIN
Cal-Maine Foods, Inc.           CALM   11.00   100.0%    133.8      229.7       419.6     56.8     40.2    21.6
Sanderson Farms, Inc.           SAFM   34.90    98.0%    467.6      486.7       818.6     87.2     62.6    33.0
   High                                        100.9%  9,288.2   13,161.3    30,708.0  1,423.1    912.0   460.0
   Median                                       94.3%    826.4      854.1       818.6     87.2     63.8    32.7
   Mean                                         89.3%  1,774.6    2,621.4     6,256.2    359.6    249.0   125.7
   Low                                          46.7%     49.2       86.9        92.2     11.1      7.4  (63.4)




($ millions, except per share data)



                                   LTM MARGINS          3 FISCAL YR. CAGR (4)
                              ----------------------  ------------------------
                                                NET
COMPANY                       EBITDA   EBIT     INC    SALES   EBITDA   NET INC
-------                       ------   ----     ---    -----   ------   -------
SYLVAN INC. (5)                14.4%    7.8%   3.7%     5.6%   (13.1%)  (30.8%)
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.      4.6%    2.5%   1.5%    25.5%     5.7%     9.6%
Bunge Limited                   5.9%    5.0%   2.0%    20.7%    36.0%   128.3%
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.     5.0%    3.4%    N/M     2.5%    (5.9%)    N/A
Fresh Del Monte Produce Inc.   12.4%    9.8%  10.3%     6.0%    45.2%   153.7%
Northland Cranberries, Inc.    12.1%    8.0%   9.7%   (30.0%)    N/A      N/A
AG INPUTS
Delta and Pine Land Co.        25.1%   22.4%  11.5%   (7.5%)     0.9%   (3.4%)
Hines Horticulture, Inc.       15.8%   13.1%   5.7%     5.2%    (4.7%)  (17.5%)
PROTEIN
Cal-Maine Foods, Inc.          13.5%    9.6%   5.2%     4.0%    12.0%    43.5%
Sanderson Farms, Inc.          10.6%    7.7%   4.0%    10.8%    60.5%     N/A
   High                        25.1%   22.4%  11.5%    25.5%    60.5%   153.7%
   Median                      12.1%    8.0%   5.4%     5.2%     8.9%    26.5%
   Mean                        11.7%    9.0%   6.2%     4.1%    18.7%    52.3%
   Low                          4.6%    2.5%   1.5%   (30.0%)   (5.9%)  (17.5%)


(1)   Excludes non-recurring and extraordinary items.

(2)   Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization.

(5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7)   Growth rates are from Bloomberg, where available.

(8)   ROIC = EBITDA divided by the sum of total equity and total debt.

(9)   Best comparables include BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/31

Analysis of Proposed Transaction

Comparable Companies Analysis

VALUATION & LEVERAGE STATISTICS:

($ millions, except per share data)





                                                                                                               2004
                                      ENTERPRISE          EQUITY MKT CAP /       EPS                           P/E /
                                     VALUE / LTM          ----------------   ESTIMATES (6)  PROJECTED P/E    5 YR. EPS
                              -------------------------    NET       BOOK    -------------  ---------------   GROWTH
COMPANY                       SALES      EBITDA    EBIT   INCOME     VALUE   2003   2004    2003       2004    (7)       ROIC (8)
-------                       -----      ------    ----   ------     -----   ----   ----    ----       ----    ---       --------
SYLVAN INC. (5)               0.9 X      6.2 X    11.5 X  14.8 X    1.0 X     N/A     N/A    N/A      N/A      N/A       15.2%
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.    0.4 x      9.2 x    16.9 x  20.2 x    1.3 x    0.77    0.96   18.7 x   14.9 x  177.6%      11.6%
Bunge Limited                 0.3 x      5.4 x     6.4 x   7.1 x    1.3 x    2.54    2.85   10.4 x    9.3 x  101.4%      21.0%
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.   0.4 x      7.9 x    11.7 x     N/M    1.1 x    1.91    2.68   10.5 x    7.5 x   62.2%      11.9%
Fresh Del Monte Produce Inc.  0.6 x      4.9 x     6.2 x   6.0 x    1.6 x    3.78    3.86    6.9 x    6.7 x   89.8%      30.1%
Northland Cranberries, Inc.   0.9 x      7.8 x    11.8 x   5.5 x    1.2 x     N/A     N/A    N/A      N/A      N/A       12.8%
AG INPUTS
Delta and Pine Land Co.       3.0 x     12.0 x    13.4 x  29.5 x    4.2 x    1.05    1.29   23.0 x   18.6 x  195.6%      30.6%
Hines Horticulture, Inc.      1.0 x      6.2 x     7.5 x   4.8 x    1.6 x     N/A     N/A    N/A      N/A      N/A       17.9%
PROTEIN
Cal-Maine Foods, Inc.         0.5 x      4.0 x     5.7 x   6.2 x    1.8 x     N/A     N/A    N/A      N/A      N/A       31.6%
Sanderson Farms, Inc.         0.6 x      5.6 x     7.8 x  14.2 x    2.8 x     N/A     N/A    N/A      N/A      N/A       41.5%
ALL COMPARABLES
         High                 3.0 x     12.0 x    16.9 x  29.5 x    4.2 x    3.78    3.86   23.0 x   18.6 x  195.6%      41.5%
         Median               0.6 x      6.2 x     7.8 x   6.7 x    1.6 x    1.91    2.68   10.5 x    9.3 x  101.4%      21.0%
         Mean                 0.9 x      7.0 x     9.7 x  11.7 x    1.9 x    2.01    2.33   13.9 x   11.4 x  125.3%      23.2%
         Low                  0.3 x      4.0 x     5.7 x   4.8 x    1.1 x    0.77    0.96    6.9 x    6.7 x   62.2%      11.6%
BEST COMPARABLES (9)

         High                 1.0 x      7.9 x    11.7 x   7.1 x    1.6 x    3.78    3.86   10.5 x    9.3 x  101.4%      30.1%
         Median               0.5 x      5.8 x     7.0 x   6.0 x    1.4 x    2.54    2.85   10.4 x    7.5 x   89.8%      19.5%
         Mean                 0.6 x      6.1 x     8.0 x   6.0 x    1.4 x    2.74    3.13    9.3 x    7.8 x   84.5%      20.2%
         Low                  0.3 x      4.9 x     6.2 x   4.8 x    1.1 x    1.91    2.68    6.9 x    6.7 x   62.2%      11.9%

($ millions, except per share data)



                                  LEVERAGE STATISTICS
                               ------------------------------
                                                       DEBT /
                                                      EQUITY
                               EBITDA /     DEBT /     MKT
COMPANY                        INTEREST     EBITDA     CAP
-------                        --------     ------     ---
SYLVAN INC. (5)                7.8 X       2.6 X      68.2%
GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.     6.0 x       3.6 x      55.8%
Bunge Limited                 42.0 x       2.8 x     116.3%
FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.    2.9 x       3.3 x      58.3%
Fresh Del Monte Produce Inc.  32.4 x       0.2 x       3.2%
Northland Cranberries, Inc.    5.7 x       4.0 x      91.5%
AG INPUTS
Delta and Pine Land Co.          N/A       0.0 x       0.2%
Hines Horticulture, Inc.       2.0 x       4.5 x     260.3%
PROTEIN
Cal-Maine Foods, Inc.          7.3 x       1.9 x      79.4%
Sanderson Farms, Inc.         32.8 x       0.5 x       8.8%
ALL COMPARABLES
         High                 42.0 x       4.5 x     260.3%
         Median                6.6 x       2.8 x      58.3%
         Mean                 16.4 x       2.3 x      74.9%
         Low                   2.0 x       0.0 x       0.2%
BEST COMPARABLES (9)

         High                 42.0 x       4.5 x     260.3%
         Median               17.7 x       3.1 x      87.3%
         Mean                 19.9 x       2.7 x     109.6%
         Low                   2.0 x       0.2 x       3.2%

(1)   Excludes non-recurring

(2)   Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization. (5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7)   Growth rates are from Bloomberg, where available.

(8)   ROIC = EBITDA divided by the sum of total equity and total debt.

(9)   Best comparables include BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/32

Analysis of Proposed Transaction

Comparable Transactions Analysis

                                                                      RANGE OF VALUATION MULTIPLES IMPLIED
                                                                       BY COMPARABLE TRANSACTIONS ANALYSIS
                                               2003E          ----------------------------------------------------
                                             OPERATING                    25TH                    75TH
                                               DATA           LOW         PRTL        MEDIAN      PRTL        HIGH
                                               ----           ---         ----        ------      ----        ----
ENTERPRISE VALUE TO LTM:
         ENTIRE GROUP:

         EBITDA                                              5.9 x        7.0 x        8.1 x      15.6 x     23.1 x

         BEST COMPARABLES:

         EBITDA                                              6.5 x        6.5 x        6.5 x       7.3 x      8.1 x

IMPLIED ENTERPRISE VALUE:                                                     ($ IN MILLIONS)
                                                         ----------------------------------------------------------
         EBITDA                              $  13.1     $    84.9     $   85.2     $   85.6    $   95.7   $  105.9

PROPOSED TRANSACTION ENTERPRISE VALUE                                               $   95.6
                                                                                    --------

IMPLIED EQUITY VALUE PER SHARE:

         EBITDA                              $  13.1     $   10.79     $  10.86     $  10.93    $  12.89   $  14.86

PROPOSED TRANSACTION EQUITY VALUE PER SHARE                                         $  12.25
                                                                                    --------



[MORGAN JOSEPH LOGO] PROJECT SPAWN/PRESENTATION TO THE BOARD OF DIRECTORS
                                                            November 11, 2003/33

Analysis of Proposed Transaction

Comparable Transactions Analysis

($ in millions)
                                                                                                         ENTERPRISE VALUE MULTIPLES:
  ANNOUNCEMENT DATE          ACQUIROR                                                         EQUITY     --------------------------
    CLOSING DATE              TARGET                     EQUITY   ENTERPRISE     PREMIUM     VALUE TO:      LTM       LTM     LTM
   CONSIDERATION         TARGET BUSINESS                 VALUE       VALUE         PAID       LTM NI       REVENUE   EBITDA   EBIT
   -------------         ---------------                 -----       -----         ----       ------       -------   ------   ----

8/29/2003              Venture Group                       n/a         n/a          n/a         n/a          n/a      n/a    n/a
8/29/2003              Packers of Indian River Ltd.
                         (Chiquita Brands
                         International Inc.)
Cash                   Producer and wholesaler of
                         fresh and processed citrus
                         products

8/18/2003              Tyson Foods Inc.                   74.0        74.0          n/a       0.3 x          n/a      n/a    n/a
Pending                Choctaw Maid Farms Inc.
n/a                    Producer and manufacturer of
                         wholesale poultry products

8/18/2003              BC Natural Foods LLC                n/a         n/a          n/a         n/a          n/a      n/a    n/a
8/18/2003              Penn Valley Farms
n/a                    Owner and operator of
                         poultry farms

6/9/2003               Pilgrims Pride Corp               302.7       597.3          n/a         n/a        0.3 x   23.1 x    n/a
Pending                ConAgra Foods Inc-Chicken
                         Business
Cash/Stock/Sub. Notes  Producer of meat, eggs, and
                         cooking oil

2/4/2003               Riviana Foods Inc.                 25.3        25.3          n/a         n/a        0.7 x      n/a    n/a
2/10/2003              ACH Rice Specialties
                         Business (Associated British
                         Foods Plc)
Cash                   Producer and marketer of
                         rice products

12/13/2002             Savia, S.A. de C.V.               384.4       650.0        50.6%     126.0 x        1.4 x    8.1 x 13.3 x
9/30/2003              Seminis, Inc.
Cash                   Producer and marketer of
                         fruit and vegetable seeds

9/22/2002              Investor Group                  2,017.8     2,500.0        36.8%      13.1 x        0.6 x    6.6 x  9.1 x
3/31/2003              Dole Food Co., Inc.
Cash                   Producer and marketer of
                         fresh fruit and vegetables

8/17/2001              Nippon Suisan                     175.0       175.0          n/a         n/a        0.7 x    8.8 x    n/a
10/2/2001              Gorton's & Bluewater Seafoods
Cash                   Producers of frozen seafood

1/23/2001              Hormel Foods Corp                 334.4       334.4          n/a      16.0 x        1.0 x      n/a 10.0 x
2/26/2001              The Turkey Store Co. (d/b/a
                         Jerome Foods, Inc.)
Cash                   Producer of poultry, food
                         products

9/27/2000              Pilgrim's Pride Corp.             234.5       280.0       105.4%      65.2 x        0.3 x   10.2 x 31.2 x
1/28/2001              WLR Foods, Inc.
Cash                   Producer of poultry products

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 34

Analysis of Proposed Transaction

Comparable Transactions Analysis

                                                                                                    ENTERPRISE VALUE
                                                                                                       MULTIPLES:
ANNOUNCEMENT DATE      ACQUIROR                                                       EQUITY    -----------------------
   CLOSING DATE         TARGET                    EQUITY    ENTERPRISE     PREMIUM   VALUE TO:    LTM      LTM      LTM
  CONSIDERATION     TARGET BUSINESS                VALUE       VALUE         PAID     LTM NI    REVENUE   EBITDA   EBIT
  -------------     ---------------                -----       -----         ----     ------    -------   ------   ----
8/9/2000            Lesaffre et Compagnie         $ 113.0    $ 113.0         n/a       n/a      0.9 x      n/a       n/a
2/26/2001           Red Star Yeast and
                      Products (Sensient
                      Technologies Corp.)
Cash                Supplier of yeast to
                      commercial bakery

12/20/1999          Money's Mushrooms Ltd.           50.0       50.0         n/a       n/a      0.4 x      n/a       n/a
2/1/2000            Fresh Mushrooms Business
                      (Vlasic Foods Int'l Inc.)
Cash                Producer of fresh mushrooms

12/6/1999           ConAgra, Inc.                   360.0      376.0         n/a       n/a      0.8 x      n/a    11.1 x
1/3/2000            Seaboard Farms (Seaboard
                      Corp.)
Cash                Producer of poultry
                      products

9/15/1999           Cal-Maine Foods, Inc.            36.2       36.2        n/a     13.4 x      0.7 x    6.5 x     9.1 x
9/30/1999           Smith Farms, Inc.
Cash                Owns and operates egg farms

7/15/1999           Reservoir Capital Group LLC      72.2      153.8        8.7%    36.8 x      1.2 x   10.0 x    21.7 x
11/2/1999           Orange-co., Inc.
Cash                Producer of citrus fruit,
                      juices

7/2/1999            Investor Group                   95.2      119.6      (12.8%)   18.0 x      0.8 x    6.5 x    11.7 x
9/7/1999            Maui Land & Pineapple Co.,
                      Inc.
n/a                 Producer of pineapples

5/14/1999           Pictsweet LLC                    23.8       72.6       36.6%    39.3 x      0.4 x    5.9 x    13.9 x
9/23/1999           United Foods, Inc.
Cash                Producer and marketer of
                      frozen fruits, vegetables

                    Summary Multiples:

                    Median                                                 36.7%    18.0 x      0.7 x    8.1 x    11.7 x
                    Mean                                                   37.6%    36.4 x      0.7 x    9.5 x    14.6 x
                    Low                                                   (12.8%)    0.3 x      0.3 x    5.9 x     9.1 x
                    High                                                  105.4%   126.0 x      1.4 x   23.1 x    31.2 x

                    Summary Best Comparable
                    Multiples (1):
                    Median                                                 36.8%    15.7 x      0.7 x    6.5 x    10.4 x
                    Mean                                                   24.9%    42.6 x      0.9 x    6.9 x    10.8 x
                    Low                                                   -12.8%    13.1 x      0.6 x    6.5 x     9.1 x
                    High                                                   50.6%   126.0 x      1.4 x    8.1 x    13.3 x

Source: Thomson Financial, SEC filings and company press releases. Data includes transactions announced between January 1, 1999 and November 6, 2003.

(1) Best transactions include Savia acquiring Seminis, Inc, Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.


[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 35

Analysis of Proposed Transaction

Discounted Cash Flow Analysis

                  PRESENT VALUE             PRESENT VALUE OF TERMINAL
                    OF FREE       +                   VALUE                 =      PRESENT VALUE OF ENTERPRISE
                   CASH FLOWS                MULTIPLE OF 2008 EBITDA                           VALUE
       DISCOUNT   -----------          ----------------------------------        -------------------------------
        RATE      2004 - 2008          5.00X          5.75X         6.50X        5.00X          5.75X      6.50X
        ----      -----------          -----          -----         -----        -----          -----      -----
        12.0%         $30.5            $54.6          $62.8         $71.0        $85.2          $93.4      $101.6
        13.0%          29.7             52.3           60.1          67.9         82.0           89.8        97.7
        14.0%          29.0             50.0           57.5          65.0         79.0           86.5        94.0
TOTAL RANGE                                                                      $79.0             --      $101.6

ASSUMED OFFER PRICE                                                                             $95.6

                                               IMPLIED EQUITY VALUE      IMPLIED EQUITY VALUE PER SHARE
   DISCOUNT             NET DEBT          ---------------------------    ------------------------------
     RATE      -     SEPT. 28, 2003  =    5.00X      5.75X      6.50X    5.00X      5.75X        6.50X
     ------          --------------       -----      -----      -----    -----      -----        -----

     12.0%               $31.4            $53.7      $61.9       $70.1   $10.42     $12.01       $13.60
     13.0%                31.4             50.6       58.4        66.2     9.81      11.33        12.85
     14.0%                31.4             47.6       55.1        62.6     9.23      10.68        12.14

TOTAL RANGE                               $47.6         --       $70.1    $9.23         --       $13.60

ASSUMED OFFER PRICE                                              $64.2              $12.25


[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 36

Analysis of Proposed Transaction

Discounted Cash Flow Analysis

HISTORICAL AND PROJECTED CASH FLOWS
($ in millions except per share data)

Fiscal Year End December,                    HISTORICAL         CAGR                      PROJECTED (A)                     CAGR
                                      ---------------------     -----      -------------------------------------------     -----
                                      2001    2002     2003     01-03      2004    2005      2006       2007      2008     04-08
                                      ----    ----     ----     -----      ----    ----      ----       ----      ----     -----
Net Sales                            $85.9   $88.2    $95.9      5.6%     $96.9   $97.7    $100.6      $103.6   $106.7      2.5%
         % Growth                       --     2.7%     8.7%                1.0%    0.8%      3.0%        3.0%     3.0%
EBITDA                                17.2    14.9     13.1    -12.8%      14.0    14.1      16.6        18.7     19.3      8.4%
         % of Sales                   20.0%   16.9%    13.6%               14.4%   14.5%     16.5%       18.0%    18.0%
EBIT                                  11.6     9.0      6.8    -23.5%       7.6     8.1      10.9        13.2     13.9     16.2%
         % of Sales                   13.5%   10.2%     7.1%                7.9%    8.3%     10.8%       12.7%    13.0%
Less: Taxes @ 35%                     (4.1)   (3.2)    (2.4)               (2.7)   (2.8)     (3.8)       (4.6)    (4.9)
                                     -----   -----    -----               -----   -----    ------      ------   ------
UNLEVERED NET INCOME                   7.6     5.9      4.4    -23.5%       5.0     5.3       7.1         8.6      9.0     16.2%
Plus: Depreciation and Amortization    5.6     5.8      6.3                 6.3     6.0       5.7         5.5      5.3
Less: Capital Expenditures            (4.1)   (3.4)    (3.9)               (3.9)   (3.9)     (3.9)       (3.9)    (3.9)
Less: Increase in Working Capital     (2.9)   (1.6)     3.0                 0.5    (0.2)     (0.6)       (0.6)    (0.7)
                                     -----   -----    -----               -----   -----    ------      ------   ------
UNLEVERED FREE CASH FLOW             $ 6.2   $ 6.7     $9.9     26.3%      $8.0    $7.3      $8.3        $9.6     $9.8      5.5%
                                     =====   =====     ====                ====    ====      ====        ====     ====





DISCOUNTED CASH FLOW VALUATION ANALYSIS

Discount Rate                              12.0%                        13.0%                         14.0%
                                 -------------------------     ------------------------     --------------------------
Terminal EBITDA Multiple         5.00x     5.75x     6.50x     5.00x    5.75x     6.50x     5.00x     5.75x      6.50x
EBITDA                           $19.3     $19.3     $19.3     $19.3    $19.3     $19.3     $19.3     $19.3      $19.3
Terminal Value                    96.3     110.7     125.2      96.3    110.7     125.2      96.3     110.7      125.2
PV Terminal Value                 54.6      62.8      71.0      52.3     60.1      67.9      50.0      57.5       65.0
PV Free Cash Flows                30.5      30.5      30.5      29.7     29.7      29.7      29.0      29.0       29.0
                                 -----     -----    ------     -----    -----     -----     -----     -----      -----
IMPLIED ENTERPRISE VALUE         $85.2     $93.4    $101.6     $82.0    $89.8     $97.7     $79.0     $86.5      $94.0
                                 =====     =====    ======     =====    =====     =====     =====     =====      =====
Less: Net Debt (b)               (29.3)    (29.3)    (29.3)    (29.3)   (29.3)    (29.3)    (29.3)    (29.3)     (29.3)
Less: Minority Interest (b)       (2.2)     (2.2)     (2.2)     (2.2)    (2.2)     (2.2)     (2.2)     (2.2)      (2.2)
                                 -----     -----    ------     -----    -----     -----     -----     -----      -----
EQUITY VALUE                     $53.7     $61.9     $70.1     $50.6    $58.4     $66.2     $47.6     $55.1      $62.6
Shares Outstanding (mm)            5.2       5.2       5.2       5.2      5.2       5.2       5.2       5.2        5.2
                                 -----     -----    ------     -----    -----     -----     -----     -----      -----
EQUITY VALUE PER SHARE          $10.42    $12.01    $13.60     $9.81   $11.33    $12.85     $9.23    $10.68     $12.14
                                 =====     =====    ======     =====    =====     =====     =====     =====      =====

ENTERPRISE VALUE AS A
 MULTIPLE OF 2003E:

Net Sales                        0.89x     0.97x     1.06x     0.86x    0.94x     1.02x     0.82x     0.90x      0.98x
EBITDA                           6.51x     7.14x     7.76x     6.27x    6.87x     7.47x     6.04x     6.61x      7.19x
EBIT                            12.50x    13.70x    14.91x    12.04x   13.19x    14.34x    11.60x    12.70x     13.80x

(a) Based upon Management estimates dated September 23, 2003. Includes $1.1 million of public company expenses. Assumes an Euro to U.S. dollar exchange rate of 1.09.

(b)   Based on August 2003 Balance Sheet.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 37

Analysis of Proposed Transaction

Leveraged Buy-Out Analysis

- The leveraged buy-out analysis is summarized on the following page and is based on the following assumptions:

      - Senior debt of approximately 3.0x at LIBOR +375 basis points 5 year amortization

      -     Subordinated debt of approximately 1.25x

      -     Coupon of 12%

            -     Required return of 17-20%

      -     Sponsor equity returns of 20-30%

      -     Management incentive options of 10%

      -     Enter and exit at the same multiple

      - Based on management projections as of September 26, 2003 and September 28, 2003 balance sheet

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 38

Analysis of Proposed Transaction

Leveraged Buy-Out Analysis

LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 20.0%

PURCHASE PRICE:

Equity value                                     $57.2
Plus: debt (1)                                    37.6
Less: cash                                        (6.1)
                                                 -----
Net debt                                          31.4
Enterprise value                                 $88.6
                                                 =====

PURCHASE MULTIPLES:

Enterprise value / 2003 revenue                  0.9 x
Enterprise value / 2003 EBITDA                   6.4 x

IMPLIED PRICE PER SHARE:                        $11.03

USES:

Equity purchase price                            $57.2
Refinance existing debt                           35.4
Transaction expenses                               3.2
                                                 -----
                                                 $95.8
                                                 =====

OWNERSHIP:

Financial sponsor                                82.0%
Management                                       10.0%
Sub-debt                                          8.0%

SOURCES:

Excess cash                                       $4.1
Bank debt                                         42.3
Sub-debt                                          18.2
Financial sponsor equity                          31.2
                                                 -----
                                                 $95.8
                                                 =====


LEVERAGE STATISTICS:

Bank debt / 2003 EBITDA                          2.9 x
Total debt / 2003 EBITDA                         4.1 x
2003 EBITDA / Interest                           3.3 x
(2003 EBITDA - CapEx) / Interest                 2.0 x
2004 EBITDA / Interest                           1.9 x
(2004 EBITDA - CapEx) / Interest                 2.6 x


LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 30.0%

PURCHASE PRICE:

Equity value                                     $44.8
Plus: debt (1)                                    37.6
Less: cash                                       (6.1)
                                                 -----
Net debt                                          31.4
Enterprise value                                 $76.2
                                                 =====

PURCHASE MULTIPLES:

Enterprise value / 2003 revenue                  0.8 x
Enterprise value / 2003 EBITDA                   5.5 x

IMPLIED PRICE PER SHARE:                        $ 8.69

USES:

Equity purchase price                            $44.8
Refinance existing debt                           35.4
Transaction expenses                               3.2
                                                 -----
                                                 $83.4
                                                 =====
OWNERSHIP:

Financial sponsor                                82.5%
Management                                       10.0%
Sub-debt                                          7.5%

SOURCES:

Excess cash                                       $4.1
Sub-debt                                          42.3
Assumed debt                                      18.2
Financial sponsor equity                          18.8
                                                 -----
                                                 $83.4
                                                 =====
LEVERAGE STATISTICS:

Bank debt / 2003 EBITDA                          2.9 x
Total debt / 2003 EBITDA                         4.1 x
2003 EBITDA / Interest                           3.3 x
(2003 EBITDA - CapEx) / Interest                 2.0 x
2004 EBITDA / Interest                           1.9 x
(2004 EBITDA - CapEx) / Interest                 2.6 x

NOTE: Analysis based on management estimates, anticipated financing parameters and required returns.

(1) Debt includes minority interest of $2.2 million.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 39

Analysis of Proposed Transaction

Premiums Paid Analysis

- The outside offer price of $12.25 represents a premium of 25% to the Company's closing price of $9.82 one day prior to the announcement of the management-led proposal.

      - A meaningful comparison of the premium implied by the Proposed Transaction to the average and median premiums analyzed is difficult due to the lengthy and public background of the Proposed Transaction.

      ANNOUNCED TRANSACTIONS $50MM - $150MM
      (APRIL 1, 2003 - NOVEMBER 3, 2003)

                                                                                                         PREMIUM PAID RELATIVE TO:
                                                                                                      -----------------------------
                                                                            VALUE OF        PRICE
DATE                                                                      TRANSACTION       PER       1 DAY      1 WEEK     4 WEEKS
ANNOUNCED   TARGET NAME                          ACQUIROR NAME               ($MIL)         SHARE      PRIOR      PRIOR       PRIOR
---------   -----------                          -------------               ------         -----      -----      -----       -----
04/01/03    National Service Industries   California Investment Fund LLC      111.9         10.00      93.8%       90.8%       67.5%
04/03/03    Elite Information Group Inc   Thomson Corp                        121.5         14.00      40.4%       44.3%       40.7%
04/04/03    Sports Club Co                Investor Group                       70.2          3.00      25.0%       24.5%       31.6%
04/07/03    Bruker AXS Inc                Bruker Daltonics Inc                104.6          1.86      44.2%       38.8%       28.3%
04/09/03    Ramsay Youth Services Inc     Psychiatric Solutions Inc            77.9          5.00      42.9%       31.6%       24.7%
04/16/03    Lillian Vernon Corp           Investor Group                       60.7          7.25      72.6%       74.7%       72.2%
04/16/03    Signal Technology Corp        Crane Co                            142.5         13.25      17.6%       15.6%       21.6%
04/22/03    Varsity Brands Inc            Investor Group                      136.8          6.57      39.8%       39.5%       42.2%
04/29/03    Thousand Trails Inc           Kohlberg & Co LP                    114.6         14.50      55.1%       55.9%       49.8%
05/14/03    MountainBank Financial Corp   South Financial Corp.               123.1         32.75      11.0%       25.9%       28.9%
05/16/03    National Energy Group Inc     American Re Partners LP             148.1          0.80     150.0%       14.3%       29.0%
05/27/03    TMBR/Sharp Drilling Inc       Patterson-UTI Energy Inc             92.1         20.19       4.1%        5.3%        9.1%
05/28/03    CommerceSouth Inc,Eufaula,AL  BancTrust Financial Group Inc        73.1         25.50      64.5%       59.2%       66.4%
05/30/03    Cysive Inc                    Snowbird Holdings Inc                74.5          3.23       0.9%        0.9%       11.4%
06/09/03    Grange National Banc Corp,PA  Community Bank Sys Inc,NY            82.2         45.85      19.9%       17.6%       24.6%
06/25/03    United Park City Mines Co     Capital Growth Partners LLC          68.7         21.00       3.4%        4.7%        5.5%
06/26/03    Elder-Beerman Stores Corp     Wright Holdings Inc                  68.5          6.00      13.0%        9.9%       14.9%
06/27/03    Acres Gaming Inc              International Game Technology       136.5         11.50       1.0%       13.9%       31.4%



[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 40

Analysis of Proposed Transaction

Premiums Paid Analysis

                                                                                                 PREMIUM PAID RELATIVE TO:
                                                                                                ---------------------------
                                                                            VALUE OF    PRICE
   DATE                                                                   TRANSACTION   PER     1 DAY     1 WEEK    4 WEEKS
ANNOUNCED         TARGET NAME                     ACQUIROR NAME              ($MIL)     SHARE   PRIOR     PRIOR      PRIOR
---------         -----------                     -------------              ------     -----   -----     -----      -----
06/29/03   Information Resources Inc       Investor Group                      99.4     3.30     10.7%     -2.4%      -2.7%
07/03/03   Methode Electronics Inc         Dura Automotive Systems Inc         54.4    50.00    153.2%    156.4%     155.0%
07/15/03   Klamath First Bancorp,Oregon    Sterling Financial Corp,WA         148.0    20.44     17.1%     17.8%      16.8%
07/16/03   Alliance Bancorp of NE Inc      New Haven Savings Bank,CT           72.1    25.00     -5.3%      2.2%       7.3%
07/16/03   Timberline Software Corp        Best Software Inc                  103.5     8.25     36.4%     38.0%      38.0%
07/23/03   Brio Software Inc               Hyperion Solutions Corp            141.9     3.44     27.4%     24.2%      50.2%
07/23/03   Pinnacor Inc                    MarketWatch.com Inc                104.8     2.42      9.0%      8.5%      24.1%
07/29/03   Elder-Beerman Stores Corp       Bon-Ton Stores Inc                  97.8     8.00     32.9%     33.3%      36.3%
07/30/03   Community Bk,Pilot Mtn,NC       Southern Community Finan Corp       77.3    48.65     56.9%     56.9%      62.2%
08/04/03   Mercator Software Inc           Ascential Software Corp            115.0     3.00     22.4%     34.5%      86.3%
08/05/03   ResortQuest International       Gaylord Entertainment Co           107.6     5.53      8.4%     10.8%      13.8%
08/12/03   California Independent Bancorp  Humboldt Bancorp,Eureka,CA          81.7    35.50     22.8%     22.4%      18.3%
08/12/03   Jacksonville Bancorp,TX         Franklin Bank Corp,Houston,TX       73.4    37.50     25.0%     29.3%      27.1%
09/04/03   Ross Systems Inc                Chinadotcom Corp                    66.2    19.00      9.9%     22.7%      22.6%
09/09/03   Lightspan Inc                   Plato Learning Inc                 103.5    10.89     36.1%     29.6%      67.5%
09/11/03   CoVest Bancshares Inc,IL        First Midwest Bancorp,IL           129.4    27.45      2.7%      1.7%       5.8%
09/11/03   Skibo Financial Corp,PA         Northwest Bancorp MHC,PA            55.2    17.00     26.3%     28.1%      29.5%
09/22/03   Thistle Group Holdings Co       Citizens Bank of Pennsylvania      147.8    26.00     35.4%     39.0%      58.7%
09/22/03   United States Exploration Inc   DGL Acquisition Corp                53.3     2.82      0.7%     -1.1%      -1.1%
09/25/03   Caledonia Finl Corp,MI          Chemical Financial Corp,MI          55.3    39.00      N/A       N/A        N/A
09/26/03   Business Bancorp,California     UnionBanCal Corp,CA                114.9    28.57      N/A       N/A        N/A
09/29/03   Good Guys Inc                   CompUSA Inc                         55.4     2.05     36.7%     31.4%      45.4%
09/30/03   Garden Fresh Restaurant Corp    Fairmont Capital Inc               103.0    16.35     48.9%     54.8%      64.3%
10/03/03   OneSource Information Services  ValueAct Capital Partners LP        80.9     9.50      9.3%     21.6%      17.7%
10/08/03   Crown Resources Corp            Kinross Gold Corp                   78.4    78.42     46.7%     46.7%      41.9%
10/20/03   Docent Inc                      click2learn.com inc                 61.9     4.14      1.0%      0.7%       6.2%
10/22/03   Brass Eagle Inc                 K2 Inc                              82.5    10.51     26.6%     25.1%      27.7%
10/24/03   Information Resources Inc       Open Ratings Inc                   114.9     3.30    -29.2%    -27.3%     -28.6%
10/27/03   SCB Computer Technology Inc     CIBER Inc                           52.5     2.15     13.2%      7.5%      22.9%
10/27/03   On Technology Corp              Symantec Corp                      101.1     4.00     15.9%     16.3%      57.5%


                                           AVERAGE                           $ 94.6    $16.6     30.4%     28.2%      34.1%
                                           MEDIAN                            $ 95.0    $10.7     23.9%     24.3%      28.6%

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 41

A / DESCRIPTIONS OF COMPARABLE COMPANIES

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 42

Descriptions of Comparable Companies

ARCHER-DANIELS-MIDLAND COMPANY  (NYSE:ADM)

Archer-Daniels-Midland Company is principally engaged in procuring, transporting, storing, processing and merchandising agricultural commodities and products. The Company's operations are classified into four business segments:
Oilseeds Processing, which includes the processing of oilseeds; Corn Processing, which includes its dry milling and wet milling corn operations; Wheat Processing, which includes the milling of wheat, corn and milo into flour, and Agricultural Services, which buys, stores, cleans and transports agricultural commodities. Archer-Daniels-Midland's remaining operations are classified as the Other segment, which primarily includes the production of value-added soy protein products.

BUNGE LIMITED  (NYSE:BG)

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain, which ranges from raw materials, such as grains and fertilizers, to retail food products, such as flour and margarine. The Company has primary operations in North America, Brazil, Argentina and Europe and worldwide distribution capabilities. Bunge conducts its operations in three divisions: agribusiness, fertilizer and food products. The agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. The Company's fertilizer division is comprised of nutrients and retail operations. The food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products.

CHIQUITA BRANDS INTERNATIONAL, INC.  (NYSE:CQB)

Chiquita Brands International, Inc. and its subsidiaries operate in two business segments: Fresh Produce and Processed Foods. The Company Fresh Produce segment sources, distributes and markets a line of fresh fruits and vegetables sold under the Chiquita and other brand names. Chiquita's fresh fruits and vegetables include bananas, berries, citrus, grapes, melons, mushrooms, stone fruit, tomatoes and a variety of other fresh produce. In Europe, the Company's Processed Foods segment sells Chiquita branded fruit juices, beverages, snacks and desserts, which are manufactured by third parties to Chiquita's specifications. In the United States, several national fruit juice and beverage producers manufacture and sell shelf-stable, refrigerated and frozen juice and beverage products using the Chiquita brand name, for which they pay Chiquita a license fee. Chiquita's processed banana products include banana puree, frozen banana pieces, sliced bananas and other specialty products.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 43

Descriptions of Comparable Companies

FRESH DEL MONTE PRODUCE INC.  (NYSE:FDP)

Fresh Del Monte Produce Inc. is primarily engaged in the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce. The Company's products include bananas, pineapples, cantaloupe, honeydew, watermelons, grapes, non-tropical fruits (including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia sweet onions and various greens. In January 2003, the Company has added tomatoes, potatoes and onions to its product offering. The Company sources its products primarily from Central and South America and the Philippines. Fresh Del Monte also sources products from North America, Africa and Europe and distributes its products in Europe, the Asia-Pacific region and South America. The Company also has non-produce businesses. These include its third-party ocean freight container business, a third-party plastics and box manufacturing business, its Jordanian poultry business and its Argentine grain business.

HINES HORTICULTURE, INC.  (NASD:HORT)

Hines Horticulture, Inc. produces and distributes horticultural products through its wholly owned subsidiaries, Hines Nurseries, Inc. (Hines Nurseries) and Enviro-Safe Laboratories Inc. The Company is a national supplier of ornamental shrubs, color plants and container-grown plants, with 14 commercial nursery facilities located in Arizona, California, Florida, Georgia, New York, Oregon, Pennsylvania, South Carolina and Texas. Hines markets its products to retail and commercial customers throughout the United States. It produces approximately 5,500 varieties of ornamental shrubs and color plants and sells to more than 2,200 retail and commercial customers, representing more than 8,400 outlets throughout the United States and Canada.

NORTHLAND CRANBERRIES  (OTC:NRCNA)

Northland Cranberries, Inc. is a vertically integrated grower, handler, processor and marketer of cranberries, branded cranberry products and fruit beverages. The Company markets and sells its Northland, Seneca, TreeSweet and Awake brand cranberry and other fruit juice products, as well as fresh, frozen and dried cranberries and cranberry concentrate domestically through retail supermarkets and through other distribution channels, both domestically and internationally. In addition, the Company produces and packages juice beverages for other companies on a contract-manufacturing basis. As of November 26, 2002, Northland owned or operated 21 cranberry-producing marshes with 2,009 planted acres in Wisconsin. It also maintains multi-year crop purchase contracts with 44 independent cranberry growers to purchase all of the cranberries harvested from an aggregate of up to 1,743 contracted acres.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                          November 11, 2003 / 44

Descriptions of Comparable Companies

DELTA AND PINE LAND COMPANY  (NYSE:DLP)

Delta and Pine Land Company (D&PL) and its subsidiaries breed, produce, condition and market cotton and soybean planting seed. In connection with its seed operations, the Company farms approximately 2,000 acres largely for the production of cotton and soybean foundation seed. D&PL is in a single line of business and operates in two business segments, domestic and international. The Company's reportable segments offer similar products, however, the business units are managed separately due to the geographic dispersion of their operations. The Company develops its proprietary seed products through research and development efforts in the United States and certain foreign countries.

CAL-MAINE FOODS, INC.  (NASD:CALM)

Cal-Maine Foods, Inc. is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers. The Company had sales of approximately 571 million dozen shell eggs during the fiscal year ended May 31, 2003 (fiscal 2003). It primarily markets shell eggs in the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States. Shell eggs are sold directly by the Company primarily to national and regional supermarket chains. Cal-Maine also produces specialty eggs such as Eggo land's Best and Farmhouse eggs and operates a dairy facility.

SANDERSON FARMS, INC.  (NASD:SAFM)

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and the preparation, processing, marketing and distribution of processed and prepared food items. The Company sells chill pack, ice pack and frozen chicken, both whole and cut-up, primarily under the Sanderson Farms brand name, to retailers, distributors and fast-food operators principally in the southeastern, southwestern and western United States. During the fiscal year ended October 31, 2002, the Company processed approximately 264.7 million chickens, or approximately 1.3 billion dressed pounds. In addition, it purchased and further processed 14.5 million pounds of poultry products. It sells over 200 processed and prepared food items nationally and regionally, primarily to distributors, national foodservice accounts, retailers and club stores.

[MORGAN JOSEPH LOGO] PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS
                                                         November 11, 2003 / 45